Exhibit 4.2

SUPPLEMENTAL INDENTURE

dated as of August 10, 2018

to

AMENDED AND RESTATED INDENTURE

dated as of October 23, 2017, as amended

by and among

GWG HOLDINGS, INC., as obligor,

GWG LIFE, LLC, as Guarantor,

and

BANK OF UTAH, as trustee

Seller Trust L Bonds due 2023

THIS SUPPLEMENTAL INDENTURE, dated as of August 10, 2018, is by and among GWG Holdings, Inc., a Delaware corporation (the “Company”), GWG Life, LLC, a Delaware limited liability company (the “Guarantor”), and Bank of Utah, as trustee (the “Trustee”).

WHEREAS, the Company, Guarantor and Trustee have heretofore executed and delivered an Amended and Restated Indenture dated as of October 23, 2017 (the “Original Indenture”) providing for the issuance of debt securities of the Company (referred to in the Indenture as the “Securities”) in unlimited amount, of different types and in separate classes or series;

WHEREAS, on March 27, 2018, the Company, Guarantor and Trustee executed and delivered an Amendment No. 1 to Amended and Restated Indenture that amended the manner in which the “Debt Coverage Ratio,” as such term is defined in the Original Indenture, is calculated (the “Amendment,” and the Original Indenture, as amended by the Amendment, being hereinafter referred to simply as the “Indenture”);

WHEREAS, the Company and the Guarantor have entered into the Master Exchange Agreement (as such term is defined below), pursuant to which the Company has agreed, subject to certain conditions, to issue a class of Securities under the Indenture;

WHEREAS, Section 9.1(c) and Section 9.6 of the Indenture provide, among other things, that the Company and the Trustee may, without the consent of the Holders, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any different type, class or series of Securities, and to add to the covenants of the Company for the benefit of the Holders of each type, class or series of Securities;

WHEREAS, the Company is entering into this Supplemental Indenture with the Trustee to add to and change certain provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder, and reflect the terms and conditions of “Seller Trust L Bonds” (as such term is defined below), which are the debt Securities to be issued in connection with the Master Exchange Agreement; and

WHEREAS, all things necessary to make the Seller Trust L Bonds, when the same shall have been executed by the Company, authenticated and delivered by the Trustee, and issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company, and to make this Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW, THEREFORE, in consideration of the above premises, the parties hereby agree as follows:

ARTICLE 1

APPLICATION AND EFFECT
OF SUPPLEMENTAL INDENTURE

Section 1.1 Application of this Supplemental Indenture

Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture are expressly and solely for the benefit of, and solely apply to, the Seller Trust L Bonds.

Section 1.2 Effect of this Supplemental Indenture

With respect to the Seller Trust L Bonds only, the Indenture shall be supplemented pursuant to Article 9 thereof to establish the terms of the Seller Trust L Bonds as set forth in this Supplemental Indenture, including as follows:

(a)	The definitions set forth in Article 1 of the Indenture shall be modified to the extent provided in Article 2 of this Supplemental Indenture;

(b)	The form and terms of the securities representing the Seller Trust L Bonds required to be established pursuant to the Indenture shall be established in accordance with Sections 1.3 through Article 3 of this Supplemental Indenture;

(c)	The Seller Trust L Bonds will not entitle their Holders to make “Repurchase Requests” under the Indenture. Accordingly, Section 2.1(j) and Section 3.2 of the Indenture are not applicable to the Seller Trust L Bonds;

(d)	The Seller Trust L Bonds shall not be subject to the automatic extension provisions of the Indenture. Accordingly, Section 2.1(f), (g) and (h) are not applicable to the Seller Trust Bonds.

(e)	The Seller Trust L Bonds will be issued in connection with the Initial Transfer (as defined below) and pursuant to one or more exemptions from the registration requirements of the Securities Act. Accordingly, Section 2.2(b) of the Indenture is not applicable to the Seller Trust L Bonds.

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Section 1.3 Designation and Amount of Seller Trust L Bonds

The Seller Trust L Bonds shall be known and designated as the “Seller Trust L Bonds due 2023”. The initial maximum aggregate principal amount of the Seller Trust L Bonds that may be authenticated and delivered under this Supplemental Indenture shall not exceed $403,234,866.

Section 1.4 Terms; Form of Security

(a)	The Seller Trust L Bonds shall constitute a new class of “Security” for purposes of the Indenture and this Supplemental Indenture. The Seller Trust L Bonds shall initially be in certificated form pursuant to Section 2.14 of the Indenture, and the Seller Trust L Bonds shall be in substantially the form of Exhibit A-2 attached hereto. The terms and provisions contained in the form of Seller Trust L Bonds attached as Exhibit A-2 hereto shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company, by its execution and delivery of this Supplemental Indenture, expressly agrees to such terms and provisions and to be bound thereto. The Seller Trust L Bonds may be issued in minimum denominations of $1,000.

(b)	Any of the Seller Trust L Bonds may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and are not inconsistent with the provisions of the Indenture or this Supplemental Indenture (and which do not affect the rights, duties or immunities of the Trustee), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Seller Trust L Bonds may be listed for trading, or of any Depositary, or agreements to which the Company is subject or reasonably required by usage. Any portion of the text of any Seller Trust L Bonds may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Seller Trust L Bonds.

Section 1.5 Payment of Principal and Interest

(a)	The “Maturity Date” for the Seller Trust L Bonds shall be August 9, 2023.

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(b)	The Seller Trust L Bonds shall bear simple interest at 7.50% per annum from and including their Issue Date, or from the most recent Payment Date on which interest has been paid or provided for until the principal thereof becomes due and payable. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Seller Trust L Bonds shall be payable monthly in arrears in U.S. Dollars on the 15th day of the calendar month next following the month for which interest is due and payable. Payments of interest shall be made to the Person in whose name a Seller Trust L Bond is registered at the close of business on the Regular Record Date immediately preceding a Payment Date.

(c)	So long as the Final Closing has not occurred, the Redemption Price payable in respect of a redemption effected by the Company pursuant to Section 3.1(a) of the Indenture after January 31, 2019 may be paid, at the option of the Company, in the form of cash, the PIK Payoff Consideration, or a combination of any such cash or property, in each case as determined by the Company in its sole discretion, in full satisfaction of the Seller Trust L Bonds to be redeemed.

(d)	(i) At least 30 days prior to the Maturity Date for the Seller Trust L Bonds, the Company will send to each Holder of Seller Trust L Bonds as of its Maturity Record Date a Notice of Maturity (via first class U.S. mail, facsimile or electronic transmission). The Notice of Maturity will notify the Holder of the Security’s pending maturity and that the Holder is entitled to make an election to receive a portion of the Applicable Cash Amount in connection with the payment of such Holder’s Seller Trust L Bonds. A Holder shall be deemed to have waived its right to receive any portion of the Applicable Cash Amount if the Holder fails to send to the Company, at least 15 days prior to the Maturity Date, a written election to receive a portion of the Applicable Cash Amount, if any (an “Applicable Cash Election”).

(ii)	Upon the Maturity Date, the Company shall repay the entire principal amount of, and accrued but unpaid interest on, the Seller Trust L Bonds, at its option, in cash, PIK Payoff Consideration, or a combination of any such cash or property, in each case as determined by the Company in its sole discretion, in full satisfaction of the Seller Trust L Bonds; provided, that all Holders who have timely submitted an Applicable Cash Election shall be entitled to receive the Applicable Cash Amount, if any, pro rata based on the ratio that the principal amount of such Holder’s Seller Trust L Bonds bears to the total amount of outstanding Seller Trust L Bonds for which a timely Applicable Cash Election was received, in cash, and the balance due, if any, in cash, PIK Payoff Consideration, or a combination of any such cash or property, in each case as determined by the Company in its sole discretion.

(e)	(i) After the second (2nd) anniversary of the date of the Final Closing, the Holders shall have the right to cause the Company to repurchase, in whole but not in part, without penalty, the Seller Trust L Bonds held by such Holder or such Holder’s beneficial interest in a Global Security, as the case may be, by delivering to the Company a repurchase request (a “Seller Trust Repurchase Request”); provided, however, that in the case of a Seller Trust Repurchase Request by a Beneficial Holder, such Seller Trust Repurchase Request shall be valid only if delivered through the Depositary, in its capacity as the registered Holder of the Global Security with respect to which such Beneficial Holder holds his or her beneficial interest in a Security.

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(ii)	Upon receipt of a Seller Trust Repurchase Request under subsection (e)(i) above, the Company shall designate a date for the repurchase of such Seller Trust L Bond (the “Seller Trust Repurchase Date”), which date shall not be later than the 15th day of the month next following the month in which the Company receives a Seller Trust Repurchase Request provided pursuant to subsection (e)(i) above, a date selected by the Company but no earlier than ten days and no later than 45 days after the Company’s acceptance of the Seller Trust Repurchase Request. On the Seller Trust Repurchase Date, the Company shall pay to such Holder its pro rata share (based on the ratio that the principal amount of such Holder’s Seller Trust L Bonds bears to the total amount of outstanding Seller Trust L Bonds) of the principal amount of, and accrued and unpaid interest on, the Seller Trust L Bonds to be repurchased in cash, PIK Payoff Consideration, or a combination of any such cash or property, in each case as determined by the Company in its sole discretion, in full satisfaction of such Holder’s Seller Trust L Bonds.

(f)	All payments of principal and interest shall be made by the Company or a Paying Agent by wire transfer of immediately available funds in U.S. Dollars or delivery of the other property specified herein to the accounts of the registered Holders thereof in accordance with the provisions of this Section 1.5 of this Supplemental Indenture and Section 2.3 of the Indenture and other relevant provisions of the Indenture.

(g)	Prior to each Payment Date on any Seller Trust L Bond, the Company shall deposit with the Paying Agent sufficient funds or other authorized property to pay principal and interest then so becoming due and payable. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money or other property held by the Paying Agent for the payment of principal or interest on the Seller Trusts, and will notify the Trustee promptly in writing of any default by the Company in making any such payment. While any such default continues, the Trustee shall require a Paying Agent (if other than the Company) to pay all money or other property held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money or other property held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money or other property delivered to the Trustee. If the Company acts as Paying Agent, then the Company shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. The Company shall notify the Trustee in writing at least five days before the Payment Date of the name and address of the Paying Agent if a Person other than the Trustee (or the Company) is named Paying Agent at any time or from time to time.

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Section 1.6 Ranking

The Seller Trust L Bonds shall be senior secured obligations of the Company, ranking junior only to all Senior Debt of the Company, pari passu in right of payment and in respect of collateral with all “L Bonds” of the Company, and senior in right of payment to all subordinated indebtedness of the Company.

Section 1.7 ISSUANCE

The Seller Trust L Bonds shall not be validly issued to a Person until the following shall have occurred: (i) such Person has delivered to the Company or a duly authorized Agent all documentation required to be delivered under the Master Exchange Agreement, and otherwise required to establish the ability of the Company to issue the Securities in conformity with the Securities Act and other applicable securities law; (ii) the Initial Transfer under the Master Exchange Agreement shall concurrently be completed; (iii) an Account is established by the Registrar in the name of such Person as the Holder of such Security in the Securities Register; and (iv) a certificate representing the Seller Trust L Bonds has been prepared, executed and authenticated pursuant to the Indenture and this Supplemental Indenture.

Section 1.8 Transferability

The Seller Trust L Bonds shall constitute Restricted Indenture Securities under the Indenture and may be transferred solely in accordance with the terms of Section 2.6(b) of the Indenture; provided, however, that the restrictions in Section 2.6(b) shall not apply to a resale of the Seller Trust L Bonds that shall have been registered for resale pursuant to an effective registration statement under the Securities Act.

Article 2

Definitions and Incorporation by Reference

Section 2.1 Definitions

(a)	All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

(b)	The following are definitions used in this Supplemental Indenture and to the extent that a term is defined both herein and in the Indenture, the definition in this Supplemental Indenture shall govern with respect to the Seller Trust L Bonds.

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“Amendment” has the meaning set forth in the recitals of this Supplemental Indenture.

“Applicable Cash Amount” shall mean the sum of (i) the total amount of cash proceeds to the Company from the sale of Beneficient MLP Units owned by the Company as of the Initial Transfer and, if applicable, the Beneficient MLP Units issued to the Company in exchange for the Exchangeable Note, plus (ii) the total amount of cash paid to the Company by Beneficient as a principal payment in accordance with the terms of the Beneficient Loan, plus (iii) the total amount of cash paid to the Company by Beneficient as a principal payment in accordance with the terms of the Beneficient Exchangeable Note, in each case of clauses (i), (ii) and (iii) determined immediately prior to the Maturity Date.

“Applicable Cash Election” has the meaning set forth in Section 1.5(d)(i).

“Beneficient” means The Beneficient Company Group, L.P., a Delaware limited partnership.

“Beneficient Exchangeable Note” means that certain Exchangeable Promissory Note issued by Beneficient to the Company on August 10, 2018.

“Beneficient Loan” means the Commercial Loan Agreement, dated as of August 10, 2018, between the Guarantor and Beneficient.

“Beneficient MLP Unit” means a master limited partnership unit of Beneficient of the class issued to the Company.

“Company” means GWG Holdings, Inc., a Delaware corporation and the obligor hereunder.

“Final Closing” shall have the meaning ascribed to such term in the Master Exchange Agreement.

“Guarantor” means GWG Life, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.

“Indenture” is defined in the recitals of this Supplemental Indenture.

“Initial Transfer” shall have the meaning ascribed to such term in the Master Exchange Agreement.

“Master Exchange Agreement” means that certain Master Exchange Agreement, dated as of January 12, 2018, by and among the Company, the Guarantor, Beneficient, MHT Financial SPV, LLC and each of the Exchange Trusts set forth on Schedule I thereto, as amended by the First Amendment to Master Exchange Agreement, dated as of April 30, 2018, the Second Amendment to Master Exchange Agreement, dated as of June 29, 2018, and the Third Amendment to Master Exchange Agreement, dated as of August 10, 2018, and as may be further amended or restated from time to time on or after the date hereof.

“Maturity Date” has the meaning set forth in Section 1.5(a) hereof.

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“Original Indenture” has the meaning set forth in the recitals of this Supplemental Indenture.

“PIK Payoff Consideration” means a pro rata portion (based on the ratio of the principal amount of Seller Trust L Bonds to be redeemed, repurchased or retired on the Maturity Date, as applicable, bears to the total principal amount of Seller Trust L Bonds outstanding at the Initial Transfer) of (i) the outstanding principal amount of, and accrued and unpaid interest on, the Beneficient Loan, (ii) the outstanding principal amount of, and accrued and unpaid interest on, the Beneficient Exchangeable Note, and (iii) the lesser of (A) all of the Beneficient MLP Units owned by the Company as of the Initial Transfer (and, if applicable, the Beneficient MLP Units issued to the Company in exchange for the Exchangeable Note) and (B) such number of the Beneficient MLP Units owned by the Company that, based on the value of such Beneficient MLP Units (valued as provided below), together with the amounts in clauses (i) and (ii) and any cash payment that constitutes a part of the amounts to be paid to the Holders in connection with such redemption, repurchase or retirement, equals the principal amount of, and accrued and unpaid interest on, the Seller Trust L Bonds to be redeemed, repurchased or retired. The value of any Beneficient MLP Unit for purposes of clause (iii)(B) on the applicable Redemption Date, Seller Trust Repurchase Date or Maturity Date, shall be (y) the average of the closing price per Beneficient MLP Unit on the five (5) trading days prior to the applicable date on the principal domestic securities exchange on which the Beneficient MLP Unit are then listed, or, if there have been no sales on such exchange on any such day, the average of the highest bid and lowest asked prices at the end of such day, or if the Beneficient MLP Units are not listed on a securities exchange, the average of the highest bid and lowest asked prices for the five (5) trading days prior to such date in the domestic over-the-counter market as reported by OTC Markets Group Inc., or any successor organization, and (z) if the Beneficient MLP Units are not then listed on a securities exchange or traded in the over-the-counter market, the amount determined by an independent, nationally recognized third party valuation firm selected by the Company, which value shall be the cash price that an unaffiliated third party would pay to acquire the Beneficient MLP Units in an arm’s-length transaction without any minority discount or discount for lack of marketability, assuming Beneficient is a going concern and, to the extent applicable, taking into account comparable transactions. The costs of such third party valuation firm shall be borne 50% by the Company and 50% by the Holders of the Seller Trust L Bonds. The Beneficient MLP Units included as part of PIK Payoff Consideration may be subject to certain side-letter agreements between the Holders and third parties, but any such side-letter agreements shall not have any effect or alter the rights or obligations of the Holders or the Company under this Supplemental Indenture or the Indenture.

“Securities” has the meaning set forth in the recitals of this Supplemental Indenture.

“Seller Trust L Bonds” are the Securities authorized for issuance under this Supplemental Indenture, as described in Section 1.3 above.

“Seller Trust Repurchase Date” has the meaning set forth in Section 1.5(e)(ii) hereof.

“Seller Trust Repurchase Request” has the meaning set forth in Section 1.5(e)(ii) hereof.

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“Trustee” has the meaning set forth in the recitals of this Supplemental Indenture.

Section 2.2 Incorporation by Reference of Trust Indenture Act

The Indenture is subject to the mandatory provisions of the Trust Indenture Act, which are incorporated by reference in and made a part of the Indenture. The following Trust Indenture Act terms have the following meanings:

“indenture securities” means the Seller Trust L Bonds.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

Article 3

Miscellaneous

Section 3.1 Trust Indenture Act Controls

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 3.2 Rules by Trustee, Paying Agent and Registrar

The Trustee may make reasonable rules for action by or a meeting of Holders. The Security Registrar and the Paying Agent or co-registrar may make reasonable rules for their functions.

Section 3.3 Payment on Business Days

If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Regular Record Date is not a Business Day, the Regular Record Date shall not be affected.

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Section 3.4 Governing Law

THIS SUPPLEMENTAL INDENTURE AND THE Seller Trust L Bonds SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, AND WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 3.5 No Personal Liability of Directors, etc.

None of the Company’s directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of the Company’s obligations under the Seller Trust L Bonds, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Seller Trust L Bonds by accepting a Seller Trust L Bond waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Seller Trust L Bonds.

Section 3.6 Successors

All agreements of the Company in the Indenture and the Seller Trust L Bonds shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

Section 3.7 Counterparts

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 3.8 Headings

The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.9 SEVERABILITY

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.10 Trustee Not Responsible for Recitals; TRUSTEE’S CAPACITY

The recitals contained herein shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee is executing this Supplemental Indenture solely in its capacity as Trustee and not in its individual capacity (except as expressly stated herein). The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder. Furthermore, the Trustee shall not be liable for, or on account of, any of the covenants or obligations of the Trustee under this Supplemental Indenture except to the extent of its own gross negligence or willful misconduct.

Section 3.11 Adoption, Ratification and Confirmation

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

* * * * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

OBLIGOR:

GWG HOLDINGS, INC.

By:	Jon R, Sabes
Jon R. Sabes
Chief Executive Officer

GUARANTOR:

GWG LIFE, LLC

By:	Jon R, Sabes
Jon R. Sabes
Chief Executive Officer

TRUSTEE:

BANK OF UTAH
(solely as Trustee, and not in its individual capacity)

By:	Peggy Hawkins
Peggy Hawkins
Assistant Vice President

Signature Page – Supplemental Indenture

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EXHIBIT A-2

FORM OF SELLER TRUST L BONDS DUE 2023

THIS SELLER TRUST L BOND DUE 2023 (THE “BOND”) OF GWG HOLDINGS, INC. (THE “COMPANY”) IS SUBJECT TO THE TERMS OF THE INDENTURE, WHICH AMONG OTHER PROVISIONS, CONTAINS REQUIREMENTS RELATING TO ANY TRANSFER OF THIS BOND BY THE HOLDER. THE COMPANY MAY REDEEM THIS BOND, IN WHOLE OR IN PART, IN ACCORDANCE WITH THE TERMS OF THE INDENTURE.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

GWG HOLDINGS, INC.

Incorporated under the Laws of Delaware

L BOND DUE 2023

Registered No.:	Registered Principal Amount: $
Issue Date: August 10, 2018	Interest Rate: 7.50% per annum
Term: Five years	Interest Payment Schedule: Monthly
Maturity Date: August 9, 2023	Payment Date (for interest): 15th day of next following month, subject to Indenture

GWG Holdings, Inc., a corporation created under the laws of the State of Delaware (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ______________________, or registered assigns, the principal sum of ________________ Dollars ($_________) on the Maturity Date and to pay accrued and unpaid interest hereon from the Issue Date set forth above, or from the most recent Payment Date to which interest has been paid or duly provided for, beginning on the first Payment Date after the Issue Date (the “Initial Payment Date”) and on each subsequent Payment Date thereafter at the Interest Rate set forth above, until the principal hereof is paid or made available for payment, all subject to the terms of the Indenture. Simple interest shall accrue on the principal amount for the period from the later of the Issue Date of this Bond or the last Payment Date upon which an interest payment was made until and including the day before the following Payment Date. Capitalized terms used but not defined herein shall have the respective meanings given such terms in the Indenture. For purposes hereof, that certain Amended and Restated Indenture dated as of October 23, 2017, as first amended on March 27, 2018, and as supplemented by that certain Supplemental Indenture dated as of August 10, 2018, and as the same may be amended or supplemented from time to time in the future in accordance with its terms, is referred to as the “Indenture.”

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The principal hereof is subject to optional redemption by the Company, as provided in the Indenture, and if not so redeemed, shall be due and payable in full on the Payment Date immediately following the Maturity Date, as more fully described in the Indenture. The principal and interest so payable and punctually paid or duly provided for on any Payment Date, as provided in the Indenture, will be paid to the Person in whose name this Bond is registered (the “Holder”) at the close of business on the Regular Record Date (or Maturity Record Date, as applicable) for such Payment Date. Payment of the principal of and interest on this Bond will be made at the office of the Paying Agent, or in such other office as may be selected in accordance with the Indenture, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or other property, as provided in the Indenture, provided, however, that at the option of the Company payment of interest may be made in United States dollars by wire or by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register.

Reference is hereby made to the further provisions of this Bond set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the Certificate of Authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Bond shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

No recourse shall be had for the payment of the principal or interest of this Bond against any Company incorporator, stockholder, officer, director, employee or agent by virtue of any statute or by enforcement of any assessment or otherwise; and any and all liability of incorporators, stockholders, directors, officers, employees and agents of the Company being released hereby.

IN WITNESS WHEREOF, the Company has caused this Seller Trust L Bond to be signed in its name by the manual or electronic signature of its Chief Executive Officer and attested to by the manual or electronic signature of its Secretary.

GWG HOLDINGS, INC.

By:
Name:
Title:	Date:	, 2018

ATTEST:

	Date:	, 2018
Secretary

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CERTIFICATE OF AUTHENTICATION

This Bond is one of the Seller Trust L Bonds referred to in the within-mentioned Indenture.

BANK OF UTAH, Trustee

By:
Name:
Title:	Date:	, 2018

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[ REVERSE SIDE OF BOND ]

This Bond is one of a duly authorized issue of debt securities of the Company formally designated as its Seller Trust L Bonds due 2023 (the “Bonds”) to be issued under an Amended and Restated Indenture dated as of October 23, 2017, as first amended on March 27, 2018, as supplemented by that certain Supplemental Indenture dated as of August 10, 2018, and as the same may be amended or supplemented from time to time in the future in accordance with its terms (the “Indenture”), by and among the Company, GWG Life, LLC (as guarantor), and Bank of Utah, as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture). Reference is hereby made to the Indenture for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders, and for a statement of the terms upon which the Bonds are, and are to be, authenticated and delivered. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

The Bonds are general and secured obligations of the Company. The payment of the principal of and interest on this Bond is expressly subordinated, as provided in the Indenture, to the payment of all Senior Debt and, by the acceptance of this Bond, the Holder hereof agrees, expressly for the benefit of the present and future holders of Senior Debt, to be bound by the provisions of the Indenture relating to such subordination and authorizes and appoints as such Holder’s attorney-in-fact, the Trustee, to take such action on such Holder’s behalf as may be necessary or appropriate to effectuate such subordination.

The Company may, at its option, at any time redeem this Bond either in whole or from time to time in part prior to the Maturity Date by providing at least 30 days written notice to the Holder. If this Bond shall be redeemed by call for redemption and payment be duly provided therefor as specified in the Indenture, interest shall cease to accrue on this Bond.

This Bond may be transferred and exchanged only as provided in the Indenture, which provides for the Company’s right to demand and receive an opinion of Holder’s legal counsel (which counsel shall be reasonably acceptable to the Company) that the transfer does not violate any applicable securities laws. The Company may also require a signature guarantee.

If an Event of Default shall occur and be continuing, the outstanding principal of this Bond may be declared due and payable in the manner and with the effect provided in the Indenture. The Company shall pay all costs of collection, whether or not judicial proceedings are instituted, in the manner provided in the Indenture. The Indenture provides that such declaration and its consequences may, in certain events, be waived by the Holders of a majority in principal amount of the Securities outstanding under the Indenture.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Securities at the time outstanding under the Indenture. The Indenture also contains provisions permitting the Holders of specified percentages of the aggregate principal amount of the Securities at the time outstanding under the Indenture, on behalf of the Holders of all of such Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be conclusive and binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Bond.

No reference herein to the Indenture and no provision of this Bond or of the Indenture or amendment or modification hereof or thereof shall alter or impair the obligation of the Company to pay the principal of and interest on this Bond at the times, place and rate and in the coin or currency herein prescribed or in such other property as provided for in the Indenture.

In the event of a consolidation or merger of the Company into, or of the transfer of its assets substantially as an entirety to, a successor entity in accordance with the Indenture, such successor entity shall assume payment of the Bond and the performance of every covenant of the Indenture on the part of the Company, and in the event of any such transfer, the Company (or the successor entity in the event of a subsequent consolidation, merger or transfer) shall be discharged from all obligations and covenants in respect of the Bonds and the Indenture and may be dissolved and liquidated, all as more fully set forth in the Indenture.

The Bonds are originally issuable in such denominations as may be designated from time to time by the Company, but in no event in an original denomination less than $1,000. Subject to the provisions of the Indenture, the transfer of this Bond is registerable in the Securities Register, upon surrender of this Bond for registration of transfer at the office or agency of the Registrar duly endorsed by or accompanied by a written instrument of transfer in the form printed on this Bond or in another form satisfactory to the Company and the Registrar duly executed by the Holder hereof or such Holder’s attorney, duly authorized in writing, and thereupon one or more new Bonds, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. The Registrar may assess service charges for any such registration or transfer or exchange, and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Bond for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Bond is registered as the owner hereof for all purposes, whether or not this Bond be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Bond shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict-of-law provisions thereof.

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GUARANTEE NOTATION

FOR VALUE RECEIVED, the Guarantor (which term includes any successor Person under the Indenture) has, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Amended and Restated Indenture dated as of October 23, 2017, as first amended on March 27, 2018, and as supplemented by that certain Supplemental Indenture dated as of August 10, 2018 (collectively, the “Indenture”), by and among GWG Holdings, Inc. (the “Company”), the Guarantor party thereto, and Bank of Utah, as trustee (the “Trustee”), (i) the due and punctual payment of the principal of, premium and interest on, these Securities, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on these Securities, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (ii) in case of any extension of time of payment or renewal of these Securities or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the Guarantor to the Holders of Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

GWG LIFE, LLC

By:
Name:
Title:	Date:	, 2018

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FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer this Bond)

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto this Bond, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint  , as attorney-in-fact, to transfer the within Bond on the books kept for registration of the issuing corporation, with full power of substitution.

Dated:

Signature:

(Signature must conform in all respects to name of holder as specified on the face of the Bond)

Social Security or Other Identifying Number of Transferee:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934.

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